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                            ARTICLES OF ORGANIZATION
                                       OF
                           FIRST NATIONAL FUNDING LLC


      The undersigned, desiring to form a limited liability company under the laws of the State of Nebraska for the purposes hereinafter set forth, under and in conformity with Section 21-2606 of the Nebraska Limited Liability Company Act, does hereby make this written certificate in duplicate and hereby verifies:

      1. NAME. The name of the limited liability company formed hereby is First National Funding LLC (the "Company") and all Company business shall be conducted in such name.

      2. PURPOSE. The Company is organized solely for the purposes of:

            (a) to purchase or otherwise acquire from First National Bank of Omaha and its affiliates or trusts formed by First National Bank of Omaha or its affiliates, and to hold, sell, transfer or pledge or otherwise exercise ownership rights with respect to, credit card accounts receivables (or interests therein), recoveries and collections related to such credit card receivables, any rights of First National Bank of Omaha and its affiliates related to such credit card receivables and any and all proceeds of the foregoing (the "Credit Card Assets");

            (b) to act as settlor or depositor of trusts or other entities (a "Trust") formed to issue bonds, notes, certificates or other securities secured by or evidencing beneficial ownership interests in the Credit Card Assets;

            (c) to acquire, own, hold, transfer, assign, pledge and otherwise deal with bonds, notes, certificates and other securities issued by a Trust or pursuant to an indenture or similar agreement to which such a Trust is a party;

            (d) to own equity interests in other limited liability companies or partnerships whose purposes are restricted to those set forth in clauses
      (a) through (c) above;

            (e) for federal, state or local tax purposes, to serve as general partner of any Trust;

            (f) to establish any reserve account, spread account or other credit enhancement for the benefit of any bond, note, certificate or other security issued by any Trust or under any related indenture and to otherwise invest any proceeds from Credit Card Assets and any other income as determined by the Company's independent member appointed or elected pursuant to the Company's operating agreement;

            (g) to issue membership interests as provided for herein; and
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            (h) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Nebraska that are related to or incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (g) above (including, without limitation
      (i) the registration or qualification of any securities issued by any Trust under the federal securities laws or the Blue Sky laws of any State or jurisdiction and (ii) the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

            (i) The Company, by or through the independent member appointed pursuant to the Company's operating agreement, may enter into and perform each pooling and servicing agreement, transfer and servicing agreement, receivables purchase agreement, indenture or other agreement entered into by the Company or by a Trust at the direction of the Company from time to time in connection with the acquisition, creation, funding or financing of Credit Card Assets, and all other documents, instruments and certificates delivered in connection therewith. and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other person notwithstanding any other provision of these Articles of Organization, the operating agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the independent member to enter into other agreements on behalf of the Company.

      3. PRINCIPAL PLACE OF BUSINESS -- REGISTERED AGENT. The Company's principal place of business is at 1620 Dodge Street, Omaha, Nebraska 68102, or at such other place of business as may be designated by the members from time to time. The Company's initial registered agent in the State of Nebraska is Timothy
D. Hart and the address of the registered agent is 1620 Dodge Street, Omaha, Nebraska 68102.

            4. STATED CAPITAL AND CONTRIBUTIONS.

            (a) The total amount of cash and property to be contributed to the stated capital of the Company by its members is $1,000.00.

            (b) No member is required to make any additional capital contribution to the Company. However, a member may make additional capital contributions to the Company with the written consent of the other members.

      5. ADDITIONAL MEMBERS. One or more additional members of the Company may be admitted to the Company with the unanimous written consent of the members.

      6. MANAGEMENT. Management of the Company shall be vested in the managing member whose name and address are:

            Name                                      Address
            ----                                      -------

            First National Funding Corporation        1620 Dodge Street
                                                      Omaha, Nebraska 68102


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      7. INTERNAL AFFAIRS. The regulation of the internal affairs of the
Company, including restrictions on the transferability of member interests, are set forth in an operating agreement, the terms of which may be amended by the members from time to time.

      8. AMENDMENT. These Articles of Organization may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by all of the Members.

      EXECUTED in duplicate by the undersigned organizer on April 16, 2002.





                                           /s/ Mark A. Ellis
                                           -----------------
                                           Mark A. Ellis, Organizer


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